Exhibit 99.1

Crescent Capital BDC, Inc. Reports Full Year and Fourth Quarter 2020 Financial Results;

Declares a First Quarter 2021 Regular Dividend of $0.41 per Share

LOS ANGELES, February 24, 2021 — Crescent Capital BDC, Inc. (“Crescent BDC” or “Company”) (NASDAQ: CCAP) today reported net investment income of $49.9 million, or $1.80 per share, and a net increase in net assets resulting from operations of $54.7 million, or $1.98 per share, for the year ended December 31, 2020. For the quarter ended December 31, 2020, net investment income was $13.2 million, or $0.47 per share, and the net increase in assets resulting from operations was $34.5 million, or $1.22 per share. Reported net asset value per share was $19.88 at December 31, 2020 as compared to $19.07 at September 30, 2020.

The Company announced that its Board of Directors declared a regular cash dividend for the first quarter 2021 of $0.41 per share, which will be paid on April 15, 2021 to stockholders of record as of the close of business on March 31, 2021.

On January 5, 2021, Sun Life Financial Inc. (together with its subsidiaries and joint ventures, “Sun Life”) acquired a majority interest in Crescent Capital Group LP (“Crescent”), parent of the Adviser to the Company (the “Sun Life Transaction”). There were no changes to the Company’s investment objective, strategies and process or to the Crescent team responsible for the investment operations of the Company as a result of the Sun Life Transaction.

On February 17, 2021, the Company completed a private offering of $135.0 million in aggregate principal amount of 4.00% senior unsecured notes due February 17, 2026 (the “Notes”). The Notes have a delayed draw feature. The initial issuance of $50.0 million of Notes closed on February 17, 2021, and the issuance of the remaining $85.0 million of Notes is expected to occur on or before May 17, 2021, subject to customary closing conditions. Additionally, on February 15, 2021, the Company repaid $5.4 million of its outstanding InterNotes® at par, and has informed the trustee for the InterNotes® that it expects to redeem all of the remaining outstanding InterNotes® on or shortly after March 19, 2021.

Selected Financial Highlights

($ in millions, except per share amounts.)

	As of and for the Three Months Ended
	December 31, 2020	September 30, 2020	December 31, 2019
Investments, at fair value	$1,034.0	$961.1	$726.5
Total assets	$1,054.2	$980.5	$747.2
Total net assets	$560.0	$537.1	$406.9
Net asset value per share	$19.88	$19.07	$19.50

Investment income	$20.3	$18.7	$14.7
Net investment income	$13.2	$12.2	$8.3
Net realized gains (losses)	$(13.5)	$(0.5)	$(6.7)
Net change in unrealized gains (losses), net of taxes	$34.8	$26.6	$7.6
Net increase (decrease) in net assets resulting from operations	$34.5	$38.3	$9.2

Net investment income per share	$0.47	$0.43	$0.41
Net realized gains (losses) per share	$(0.49)	$(0.02)	$(0.33)
Net change in unrealized gains (losses) per share	$1.24	$0.95	$0.37
Net increase (decrease) in net assets resulting from operations per share	$1.22	$1.36	$0.45
Distributions paid per share	$0.41	$0.41	$0.41

Weighted average yield on income producing securities (at cost)[1]	8.0%	7.9%	8.1%
Percentage of debt investments at floating rates	98.4%	98.0%	97.9%

Portfolio & Investment Activity

As of December 31, 2020 and September 30, 2020, the Company had investments in 132 and 128 portfolio companies with an aggregate fair value of $1,034.0 million and $961.1 million, respectively. The portfolio at fair value was comprised of the following asset types:

Portfolio Asset Types:

	As of
$ in millions	December 31, 2020		September 30, 2020
Investment Type	Fair Value	Percentage	Fair Value	Percentage
Senior secured first lien	$373.6	36.1%	$375.5	39.1%
Unitranche first lien[2]	413.6	40.0	362.0	37.7
Unitranche first lien—last out[2]	14.9	1.5	15.0	1.5
Senior secured second lien	104.7	10.1	99.3	10.3
Unsecured debt	3.0	0.3	2.2	0.2
Equity & other	69.3	6.7	53.6	5.6
LLC/LP equity interests	54.9	5.3	53.5	5.6

Total investments	$1,034.0	100.0%	$961.1	100.0%

Full Year

For the year ended December 31, 2020, the Company invested $352.4 million across 24 new portfolio companies, 10 existing portfolio companies and several follow-on revolver and delayed draw fundings. During this period, the Company had $259.0 million in aggregate exits, sales and repayments.

For the year ended December 31, 2019, the Company invested $378.3 million across 32 new portfolio companies, 41 existing portfolio companies and several follow-on revolver and delayed draw fundings. During this period, the Company had $145.8 million in aggregate exits, sales and repayments.

Fourth Quarter

For the three months ended December 31, 2020, the Company invested $124.1 across 9 new portfolio companies, 5 existing portfolio companies and several follow-on revolver and delayed draw fundings. For this period, the Company had $76.7 million in aggregate exits, sales and repayments.

For the three months ended September 30, 2020, the Company invested $84.1 million across six new portfolio companies, two existing portfolio companies and several follow-on revolver and delayed draw fundings. For this period, the Company had $47.7 million in aggregate exits, sales and repayments.

Results of Operations

Full Year

For the years ended December 31, 2020 and 2019, investment income totaled $77.1 million and $53.5 million, respectively. The increase was primarily driven by an increase in the size of the Company’s income-producing portfolio resulting from its acquisition of Alcentra Capital Corporation on January 31, 2020 and organic net deployment.

For the years ended December 31, 2020 and 2019, total expenses, including income and excise taxes, totaled $27.2 million and $21.8 million, respectively. The increase was driven by higher management fees and interest expense in connection with a growing investment portfolio.

Fourth Quarter

For the three months ended December 31, 2020 and September 30, 2020, investment income totaled $20.3 million and $18.7 million, respectively. The increase was primarily driven by an increase in the size of the Company’s income-producing portfolio resulting from organic net deployment.

For the three months ended December 31, 2020 and September 30, 2020, total expenses, including income and excise taxes, totaled $7.1 million and $6.5 million, respectively. The increase was driven by higher interest expense in connection with the financing needs of a growing investment portfolio.

Liquidity and Capital Resources

As of December 31, 2020, the Company had $14.8 million in cash and cash equivalents and restricted cash and $139.9 million of undrawn capacity on its credit facilities, subject to borrowing base and other limitations. The weighted average interest rate on the Company’s debt outstanding as of December 31, 2020 was 3.3%.

The Company’s debt to equity ratio was 0.85x as of December 31, 2020.

Conference Call

The Company will host a webcast/conference call on Thursday, February 25, 2021 at 12:00 p.m. (Eastern Time) to discuss its fourth quarter and fiscal year ended December 31, 2020 financial results. Please visit Crescent BDC’s webcast link located on the Events & Presentations page of the Investor Relations section of Crescent BDC’s website for a slide presentation that complements the earnings conference call.

All interested parties are invited to participate via telephone or the live webcast, which will be hosted on a webcast link located on the Events & Presentations page of the Investor Resources section of Crescent BDC’s website at www.crescentbdc.com. Please visit the website to test your connection before the webcast. Participants are also invited to access the conference call by dialing one of the following numbers:

Domestic: (855) 982-6679

International: (614) 999-9468

Conference ID: 6692502

All callers will need to enter the Conference ID followed by the # sign and reference “Crescent BDC” once connected with the operator. An archived replay will be available via a webcast link located on the Investor Relations section of Crescent BDC’s website.

Endnotes

1)	Yield excludes investments on non-accrual status.

2)

Unitranche loans are first lien loans that may extend deeper in a company’s capital structure than traditional first lien debt and may provide for a waterfall of cash flow priority among different lenders in the unitranche loan. In certain instances, the Company may find another lender to provide the “first out” portion of such loan and retain the “last out” portion of such loan, in which case, the “first out” portion of the loan would generally receive priority with respect to payment of principal, interest and any other amounts due thereunder over the “last out” portion that the Company would continue to hold. In exchange for the greater risk of loss, the “last out” portion earns a higher interest rate.

Crescent Capital BDC, Inc.

Consolidated Statements of Assets and Liabilities

(in thousands except share and per share data)

	As of December 31, 2020	As of December 31, 2019
Assets
Investments, at fair value
Non-controlled non-affiliated (cost of $936,921 and $675,329, respectively)	$940,066	$671,582
Non-controlled affiliated (cost of $34,203 and $19,766, respectively)	55,200	20,507
Controlled (cost of $40,000 and $34,000, respectively)	38,735	34,442
Cash and cash equivalents	1,896	4,576
Restricted cash and cash equivalents	12,953	8,851
Interest receivable	3,859	2,832
Deferred tax assets	630	421
Other assets	543	3,046
Unrealized appreciation on foreign currency forward contracts	264	758
Receivable for investments sold	6	160

Total assets	$1,054,152	$747,175

Liabilities
Debt (net of deferred financing costs of $4,600 and $3,431, respectively)	$471,932	$322,010
Distributions payable	11,549	8,554
Interest and other debt financing costs payable	3,923	3,545
Accrued expenses and other liabilities	2,563	3,788
Management fees payable	1,867	1,343
Deferred tax liabilities	1,324	879
Unrealized depreciation on foreign currency forward contracts	896	65
Directors’ fees payable	98	74

Total liabilities	$494,152	$340,258

Net Assets
Preferred stock, par value $0.001 per share (10,000 shares authorized, zero outstanding, respectively)	$—	$—
Common stock, par value $0.001 per share (200,000,000 shares authorized, 28,167,360 and 20,862,314 shares issued and outstanding, respectively)	28	21
Paid-in capital in excess of par value	594,658	414,293
Accumulated earnings (loss)	(34,686)	(7,397)

Total Net Assets	$560,000	$406,917

Total Liabilities and Net Assets	$1,054,152	$747,175

Net asset value per share	$19.88	$19.50

Crescent Capital BDC, Inc.

Consolidated Statements of Operations

(in thousands except share and per share data)

	For the year ended December 31, 2020	For the year ended December 31, 2019	For the year ended December 31, 2018
Investment Income:
From non-controlled non-affiliated investments:
Interest income	$66,078	$45,237	$29,705
Paid-in-kind interest	2,169	560	454
Dividend income	2,730	2,361	591
Other income	1,060	807	641
From non-controlled affiliated investments:
Interest income	1,420	1,902	1,904
Paid-in-kind interest	1,456	—	—
Dividend income	—	310	—
From controlled investments:
Dividend income	2,200	2,300	—

Total investment income	77,113	53,477	33,295

Expenses:
Interest and other debt financing costs	15,485	13,362	8,450
Management fees	11,438	9,198	5,987
Incentive fees	8,639	4,752	2,742
Professional fees	1,460	957	760
Directors’ fees	437	303	290
Organization expenses	—	136	154
Other general and administrative expenses	2,544	2,201	1,851

Total expenses	40,003	30,909	20,234
Management fee waiver	(4,672)	(4,502)	(2,602)
Incentive fee waiver	(8,639)	(4,752)	(2,187)

Net expenses	26,692	21,655	15,445

Net investment income before taxes	50,421	31,822	17,850
Income and excise taxes	541	139	121

Net investment income	49,880	31,683	17,729

Net realized and unrealized gains (losses) on investments:
Net realized gain/(loss) on:
Non-controlled non-affiliated investments	(10,889)	824	(467)
Non-controlled affiliated investments	(4,314)	(7,900)	—
Foreign currency transactions	(83)	(70)	(79)
Net change in unrealized appreciation (depreciation) on:
Non-controlled non-affiliated investments and foreign currency translation	6,867	3,926	(9,702)
Non-controlled affiliated investments	20,256	(80)	705
Controlled investments	(1,707)	442	—
Foreign currency forward contracts	(1,324)	675	17

Net realized and unrealized gains (losses) on investments	8,806	(2,183)	(9,526)

Realized loss on asset acquisition	(3,825)	—	—

Net realized and unrealized gains (losses) on investments and asset acquisition	4,981	(2,183)	(9,526)
Benefit (provision) for taxes on realized gain on investments	46	(67)	—
Benefit (provision) for taxes on unrealized appreciation (depreciation) on investments	(235)	(154)	(88)

Net increase (decrease) in net assets resulting from operations	$54,672	$29,279	$8,115

Per Common Share Data:
Net increase (decrease) in net assets resulting from operations per share (basic and diluted):	$1.98	$1.69	$0.76
Net investment income per share (basic and diluted):	$1.80	$1.83	$1.65
Weighted average shares outstanding (basic and diluted):	27,681,757	17,344,640	10,719,485

About Crescent BDC

Crescent BDC is a business development company that seeks to maximize the total return of its stockholders in the form of current income and capital appreciation by providing capital solutions to middle market companies with sound business fundamentals and strong growth prospects. Crescent BDC utilizes the extensive experience, origination capabilities and disciplined investment process of Crescent Capital Group LP (“Crescent”). Crescent BDC is externally managed by Crescent Cap Advisors, LLC, a subsidiary of Crescent. Crescent BDC has elected to be regulated as a business development company under the Investment Company Act of 1940. For more information about Crescent BDC, visit www.crescentbdc.com. However, the contents of such website are not and should not be deemed to be incorporated by reference herein.

About Crescent Capital Group

Crescent is a global credit investment manager with approximately $30 billion of assets under management. For over 25 years, the firm has focused on below investment grade credit through strategies that invest in marketable and privately-originated debt securities including senior bank loans, high yield bonds, as well as private senior, unitranche, and junior debt securities. Crescent is headquartered in Los Angeles with offices in New York, Boston, and London and more than 180 employees globally. For more information about Crescent, visit www.crescentcap.com. However, the contents of such website are not and should not be deemed to be incorporated by reference herein.

Contact:

Daniel McMahon

daniel.mcmahon@crescentcap.com

212-364-0149

Forward-Looking Statements

This press release, and other statements that Crescent BDC may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to Crescent BDC’s future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

Crescent BDC cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which may change over time. Forward-looking statements speak only as of the date they are made, and Crescent BDC assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to factors previously disclosed in Crescent BDC’s SEC reports and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (1) our future operating results; (2) our business prospects and the prospects of our portfolio companies; (3) the impact of investments that we expect to make; (4) our contractual arrangements and relationships with third parties; (5) the dependence of our future success on the general economy and its impact on the industries in which we invest; (6) the financial condition of and ability of our current and prospective portfolio companies to achieve their objectives; (7) our expected financings and investments; (8) the adequacy of our cash resources and working capital, including our ability to obtain continued financing on favorable terms; (9) the timing of cash flows, if any, from the operations of our portfolio companies; (10) the impact of increased competition; (11) the ability of our investment adviser to locate suitable investments for us and to monitor and administer our investments; (12) potential conflicts of interest in the allocation of opportunities between us and other investment funds managed by our investment adviser or its affiliates; (13) the ability of our investment adviser to attract and retain highly talented professionals; (14) changes in law and policy accompanying the new administration and uncertainty pending any such changes; (15) increased geopolitical unrest, terrorist attacks or acts of war, which may adversely affect the general economy, domestic and local financial and capital markets, or the specific industries of our portfolio companies; (16) changes and volatility in political, economic or industry conditions, the interest rate environment, foreign exchange rates or financial and capital markets; (17) the unfavorable resolution of legal proceedings; and (18) the impact of changes to tax legislation and, generally, our tax position.

Crescent BDC’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC, identifies additional factors that can affect forward-looking statements.

Other Information

The information in this press release is summary information only and should be read in conjunction with Crescent BDC’s annual report on Form 10-K for the year ended December 31, 2020, which Crescent BDC filed with the U.S. Securities and Exchange Commission (the SEC) on February 24, 2021 as well as Crescent BDC’s other reports filed with the SEC. A copy of Crescent BDC’s annual report on Form 10-K for the year ended December 31, 2020, Crescent BDC’s quarterly reports on Form 10-Q and Crescent BDC’s other reports filed with the SEC can be found on Crescent BDC’s website at www.crescentbdc.com and the SEC’s website at www.sec.gov.